Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT EXPECTS FISCAL 2014 FINANCIAL RESULTS TO FAR EXCEED PRIOR YEAR

Preliminary Fiscal 2014 Financial Results:

•                  Fourth quarter: Net sales of $81 million; EPS between $0.60 and $0.64

•                  Full year: Net sales of $274 million; Adjusted EPS between $1.94 and $1.98

—Company Expects To Report Full Financial Results, Host Conference Call

On Wednesday, August 27th—

Philadelphia, PA — August 18, 2014 — Lannett Company, Inc. (NYSE: LCI) today announced that it expects to report fiscal 2014 fourth quarter net sales of approximately $81 million and diluted earnings per share attributable to Lannett Company in the range of $0.60 and $0.64.  For the prior year fourth quarter, net sales were $40.2 million and diluted earnings per share attributable to Lannett Company were $0.12.

For the fiscal 2014 full year, the company expects to report net sales of approximately $274 million and adjusted diluted earnings per share between $1.94 and $1.98.  On a GAAP basis, the company expects to report diluted earnings per share attributable to Lannett Company in the range of $1.58 to $1.62, which includes a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to be the exclusive distributor in the United States of three JSP products.  For the prior year, net sales were $151.1 million and diluted earnings per share attributable to Lannett Company were $0.46, which included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.03 per diluted share.

Lannett will report full financial results for fiscal 2014 on Wednesday, August 27, 2014 after the market closes and will host a conference call that same afternoon at 4:30 p.m. Eastern (1:30 p.m. Pacific) to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 37865186.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the reporting of its preliminary financial results, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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